Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111

Contact:	E.J. Bernacki 415-501-6262 501-897-4185
Levi Strauss & Co. Announces Intent to Close Little Rock Distribution Facility
SAN FRANCISCO (March 7, 2006) — Levi Strauss & Co. (LS&CO.) today announced its intent to close its distribution center in Little Rock, Ark., before the end of 2006. The closure would eliminate the jobs of approximately 340 workers, more than a quarter of whom may be eligible for early retirement under company policy.
“Our distribution network is over capacity and has been for some time,” said Phil Marineau, chief executive officer. “We believe it is imperative that we close the Little Rock facility and consolidate the work in our remaining distribution centers.”
“Our employees in Little Rock have done a tremendous job,” Marineau continued. “This closure is not a reflection on their good work or their contribution to the company. Our focus now will be on helping to ease the transition process for our employees and the local community. We intend to provide comprehensive separation packages and to work with government and community leaders to identify support services for affected workers.”
In the mid-1990s, LS&CO. built three large technologically advanced distribution centers in the United States and began to close smaller distribution centers as capacity increased in its distribution network. The Little Rock facility would be the last of the smaller sites to close. It distributes Dockers® men’s product to wholesale customers around the country.
— more —

LS&CO. Announces Intent to Close Little Rock Distribution Facility
March 7, 2006
Page Two
UNITE HERE, formerly the Union of Needletrades, Industrial and Textile Employees, represents many of the employees at the Little Rock distribution center. Union leadership has been briefed on the company’s intent to close the facility. The company hopes to begin negotiations with the union soon so that separation packages, transition support services and other benefits can be determined.
The company has established a Community Transition Fund to provide grants to local organizations and community service programs that address the needs of dislocated workers.
Levi Strauss & Co. is one of the world’s largest brand-name apparel marketers with 2005 sales of $4.1 billion. The company manufactures and markets branded jeans and casual sportswear under the Levi’s®, Dockers® and Levi Strauss Signature® brands.
###
This news release includes forward-looking statements about the benefits expected from the closure of the distribution facility. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. When used in this discussion, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words.
These forward-looking statements and the discussion are subject to risks and uncertainties including, without limitation, risks related to our supply chain executional performance; ongoing competitive pressures in the apparel industry; trade restrictions; political or financial instability in countries where our products are manufactured; dependence on key suppliers; conditions in local real estate markets and other risks detailed in our annual report on Form 10-K, registration statements and other filings with the Securities and Exchange Commission. Our actual results might differ materially from historical performance or current expectations. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.